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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                         (Amendment No. _____________)*

                           Logansport Financial Corp.
                           --------------------------
                                (Name of Issuer)

                         Common Stock, without par value
                         -------------------------------
                         (Title of Class of Securities)

                                   541209 10 2
                    -------------------------------------------
                                 (CUSIP Number)

                                  April 9, 1999
                                  -------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]    Rule 13d-1(b)
[ ]    Rule 13d-1(c)
[X]    Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  541209 10 2
           --------------
--------------------------------------------------------------------------------

     1.   Names  of  Reporting  Persons.
          I.R.S.  Identification  Nos.  of above persons (entities only).
          Thomas G. Williams
          ----------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)         N/A
                ----------------------------------------------------------------
          (b)
                ----------------------------------------------------------------

--------------------------------------------------------------------------------

     3.   SEC Use Only
                      ----------------------------------------------------------

--------------------------------------------------------------------------------

     4.   Citizenship or Place of Organization   Indiana
                                              ----------------------------------

--------------------------------------------------------------------------------

                     5.    Sole Voting Power               63,725
                                             -----------------------------------
Number of            -----------------------------------------------------------
Shares               6.    Shared Voting Power           0
Beneficially                                  ----------------------------------
Owned by             -----------------------------------------------------------
Each Reporting       7.    Sole Dispositive Power             63,725
Person With                                      -------------------------------
                     -----------------------------------------------------------
                     8.    Shared Dispositive Power      0
                                                   -----------------------------

--------------------------------------------------------------------------------

     9.   Aggregate  Amount  Beneficially  Owned by Each Reporting Person
          63,725 Shares
          ----------------------------------------------------------------------

--------------------------------------------------------------------------------

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) N/A
                       ---------------------------------------------------------

--------------------------------------------------------------------------------

     11.  Percent   of  Class   Represented   by   Amount   in  Row  (9)   6.16%
                                                                        --------
--------------------------------------------------------------------------------

     12.  Type of Reporting Person (See Instructions)
                        IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Item 1.

(a)  Logansport Financial Corp.

(b)  723 East Broadway, Logansport, Indiana 46947


Item 2.

(a)  Thomas G. Williams

(b)  c/o Logansport  Financial  Corp.,  723 East Broadway,  Logansport,  Indiana
     46947

(c)  United States of America

(d)  Logansport Financial Corp. Common Stock, without par value

(e)  541209 10 2


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

N/A


Item 4.   Ownership

(a)  63,725

(b)  6.16%

(c)  (i)    63,725
     (ii)   0
     (iii)  63,725
     (iv)   0


Item 5.   Ownership of Five Percent or Less of a Class

N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

N/A

Item 8.   Identification and Classification of Member of the Group

N/A

Item 9.   Notice of Dissolution of Group

N/A

Item 10.  Certification

N/A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           March 4, 2002
                                        ----------------------------------------
                                        Date


                                        By:/s/ Thomas G. Williams
                                           -------------------------------------
                                           Thomas G. Williams